WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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August 12, 1996

Securities and Exchange Commission
6432 General Green Way
Alexandria, VA 22312

Dear Sir or Madam:

The following 10-Q for PLM Equipment Growth Fund is being filed via EDGARLink. Please call me at (415) 905-7211 if you have any questions or problems with this filing. Thank you.

Sincerely,


/s/ Christopher Delyani
- ---------------------------
Christopher Delyani
Legal Secretary



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